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Anheuser-Busch Companies, Inc.

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On June 30, 2008, August A. Busch IV, President and Chief Executive Officer of Anheuser-Busch Companies, Inc. issued the follow communication to all employees and to the wholesalers of Anheuser-Busch, Incorporated.
     June 30, 2008
A Message from August A. Busch IV
Questions Following Our Plan Announcement
On Friday, we shared our company’s strategic plan with investors and analysts on a webcast. We’ve set aggressive goals for our company — goals I know we can achieve with the commitment of this team.
I hope you’ve had an opportunity to listen to the webcast and that you, too, are committed to the plans we have outlined. I’d like to share with you our answers to some questions that were raised in our discussions with analysts, investors and reporters, plus other questions that might be on your minds:
1.	What are the main elements of the plan?

We have a strong plan to grow our beer sales in the United States and globally. In addition to this growth, our accelerated plan calls for:
•	Enhanced Retirement Program

•	Production, material and energy savings

•	Price increases in response to rising commodity costs

•	Enhanced stock buyback and dividend payout
Our sales are growing, but our costs need to be reduced for better profitability. We are committed to delivering $3.90 earnings per share by the end of 2009.
2.	This is a strong plan — why didn’t you announce it sooner?

We traditionally share our five-year plan with our board of directors during our June/July board meetings.

We’ve been working on our cost-reductions through Project Blue Ocean for two years, and that involves employees at all levels of our company. Managers already had an internal goal of $1 billion in expense reductions, and were looking for ways to reach it.

We intensified these efforts last fall, as Miller and Coors announced their proposed joint venture, and disclosed projected synergies of $500 million. We saw the need to enhance our targets to be more competitive once the JV was official.

In these circumstances, we felt it was appropriate to accelerate our timing and actions further.
3.	Is Anheuser-Busch concerned about a lack of international growth prospects?

Our international businesses are built on strategic investments in growing markets, growth of our iconic Budweiser brand and new market entries in emerging markets like India and Vietnam.

We remain open to any international alliance that would provide value for A-B shareholders.
4.	What is Anheuser-Busch worth?

We are not going to put a price tag on our company or on our iconic brands. I can tell you that our board of directors believes InBev’s $65 per share offer undervalues our company based both on comparable transactions and on our own plan, among other things.

Our board believes InBev’s proposal brings value to their shareholders, not ours. We are committed to delivering more value to our shareholders through our own strategic plan.
5.	If we weren’t successful at cutting costs before, how can we now?

We always have effectively contained costs compared to other domestic brewers. Now, our No. 2 and No. 3 U.S. competitors are merging, and global competitors with broad geographic footprints have their own cost advantages, as well. We must enhance this competency to further improve cost discipline and streamline operations.

When I transitioned to CEO, I began seeing opportunities across the organization to simplify processes. This management team has been in place for about a year, but we have seen there are opportunities for change.

We needed to break from a conservative culture where changing how we operate was sometimes feared. There is no better team to achieve these goals than the one here, since we are the ones with the greatest knowledge about our business.

6.	Will you sell the theme parks and packaging company?

That is not in our plans.

We have reviewed these possibilities rigorously and continue to review them. There’s no financial case for selling them. The value estimated in our plan is better than the after-tax value we would gain from selling them.

These subsidiaries continue to provide financial and strategic value to our beer business.

Our theme parks started as a promotional vehicle for the company and they do a very good job of that. In states like Florida and California and Texas and Virginia, where we have parks, it gives retailers and their families tremendous entertainment opportunities.

Our Packaging group started as a way to help us manage our packaging costs, which is our largest component of cost of goods sold, and they still play that strategic role.
7.	What gives you confidence in your plan?

The plan has been thoroughly studied and carefully built. It is realistic, and driven by actions we largely control.

We know this company better than anyone else and we know where we can effectively reduce costs without compromising quality, which we will never do.

Our brands were built through years of investment and ingenuity. Today we continue to increase the value of these brands through marketing and innovation.

And perhaps most importantly, our confidence that we can successfully execute this plan stems directly from our confidence in your dedication to meet these objectives.
8.	What is the metric that will determine your success for the plan?

We gave specific guidance on earnings per share and are targeting $3.13 at the end of 2008 and $3.90 by the end of 2009. That is a very specific measurement for us, and we intend to reach it.
9.	How many employees are you counting on leaving?

We have 8,600 total full-time salaried U.S. workers. We are targeting a 10-15 percent reduction from that total, which would be 850-1,300.

We expect these to be reached through early retirement, attrition and by not filling open positions.
10.	If you don’t have enough people leave voluntarily, will you resort to involuntary layoffs?

The enhanced retirement offer is generous and experience tells us that it will be widely accepted.

We have to meet our goals and believe attrition and eliminating certain open positions also will be needed. We must become more efficient, and it’s possible that some areas will require further consolidation as we re-organize in certain areas.

We’ve always taken good care of our people and intend to do this the right way.
11.	What about the benefit reductions?

The continuing high costs of health care are impacting all companies. Anheuser-Busch is proud to be among industry leaders in providing exceptional health care and other benefits to our employees.

We’ve recently announced changes to some of our benefits for salaried employees. Following these changes, which will go into effect in 2009, our employees will pay approximately 25 percent of the total costs of health care, including premium and co-pays, while employees at peer companies pay 30 percent to 40 percent.

We are committed to industry-leading benefits and, based on careful peer group analysis, we will continue to be in the upper tier of Fortune 200 peers with these modifications.

12.	How will this rejection affect our relationship with InBev now?

It won’t. We have an agreement to perform for their brands in the United States, and they have the same obligation to perform for Budweiser in Canada and South Korea.
13.	Did the family legacy of Anheuser-Busch factor into the board’s decision to reject the proposal?

No. The board’s role is to act in the best interests of the company’s shareholders, which almost all of us are through our 401K program.

The board deliberated through several meetings over several weeks and determined that the proposal was inadequate and not in the best interest of our shareholders, based on comparable transactions and our own plan.
14.	Was August III against a takeover?

He, like all of our board members, examined the proposal consistent with his fiduciary duties to shareholders.

That is his job as a board member, and the board’s determination was unanimous.
15.	With InBev’s lawsuit, are they trying to throw out the board? Could they?

It is true that InBev announced its intent to initiate a consent solicitation to try to remove the current board of directors.

We plan to challenge InBev’s claims in their lawsuit that any of our directors can be removed at any time without cause.
16.	What if InBev ups its price, or goes hostile?

We can’t speculate on what InBev might or might not do from here.

The board has been clear that it is open to considering any proposal that would provide full and certain value to Anheuser-Busch shareholders.

17.	What’s next?

Now, we need to focus on executing our plan.

Every one of our employees can make a difference in our operations and, collectively, we will see that difference manifest in significantly better results.
We will continue to communicate with you on these topics and our business actions to keep you as up-to-date as possible. Thank you for all you do to make Anheuser-Busch the best beer company in the world.
August A. Busch IV
President and CEO
Anheuser-Busch Cos. Inc.
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Anheuser-Busch Companies, Inc. (the “Company”) and its directors and certain executive officers may be deemed to be participants in the solicitation of consent revocations from stockholders in connection with a consent solicitation by InBev nv/sa to remove and replace the Board of Directors of the Company (the “Consent Solicitation”). The Company plans to file a consent revocation statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of written consents in connection with the Consent Solicitation (the “Consent Revocation Statement”). Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Company’s proxy statement relating to the 2008 annual meeting of stockholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and the Company’s website at http://www.anheuser-busch.com. Additional information regarding the interests of such potential participants will be included in the Consent Revocation Statement and other relevant documents to be filed with the SEC in connection with the Consent Solicitation.
Promptly after filing its definitive Consent Revocation Statement with the SEC, the Company will mail the definitive Consent Revocation Statement and a form of WHITE consent revocation card to each stockholder entitled to deliver a written consent in connection with the Consent Solicitation. WE URGE INVESTORS TO READ THE CONSENT REVOCATION STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain, free of charge, copies of the Consent Revocation Statement and any other documents filed by the Company with the SEC in connection with the Consent Solicitation at the SEC’s website at http://www.sec.gov, at the Company’s website at http://www.anheuser-busch.com or by contacting Morrow & Co., Inc. at (800) 662-5200.